EXHIBIT 99.1

Asure Software Reports First Quarter Results

  Q1 Earnings Breakeven excluding one-time Items
  Recurring Cloud-based Bookings Growth of 73% Quarter over Quarter, and 83% Year over Year
  Q1 EBITDA of $0.2M
  Cash growth of 29% Quarter over Quarter, to ~$1.4M
  Deferred Revenue Growth of 26% Year over Year; 4% Quarter over Quarter
  Total GAAP earnings per share of ($0.02) compared to guidance of ($0.04) to ($0.07) earnings per share

AUSTIN, Texas, May 11, 2011 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workforce management software, announced results for the first quarter ended March 31, 2011.

First quarter results (excluding one-time items) included earnings of ($0.00) per share, EBITDA of $0.2 million, and GAAP earnings per share of ($0.02). Negative one-time items contributed ($0.02) per share to earnings, and consisted of severance expense associated with a continual review of our ongoing cost structure.

First quarter revenue was $2.36M, a (4%) decrease over the prior period in 2010 of $2.46M. The revenue decrease of ($0.10) was largely driven by both a ($0.10M) reduction in one-time hardware sales and the one time effect of the settlement agreement with a major reseller in May of 2010, ($0.08M); offset by an increase of $0.05M in recurring revenue. Asure's recurring revenue as a percentage of overall revenue increased by 3 percentage points compared to the prior period of 2010; from 77% to 80%. From a recurring, cloud-based bookings (Asure defines bookings as net new revenue to the firm in terms of total contract value booked during a specified time period) perspective, Asure posted increases in both product lines. Compared to the prior quarter of Q4 2010, Asure's NetSimplicity Cloud-based bookings grew 88% while iEmployee line's Cloud-based bookings grew by 34%

Pat Goepel, Asure's Chief Executive Officer, remarked, "We are pleased with how this quarter played out. Despite a two cent loss due to one time items, we were able to exceed our earnings guidance by the same amount. Our recurring revenue and related booking metrics have shown significant improvement as well. Recurring revenue in both the NetSimplicity and iEmployee product lines exhibited growth over the prior quarter, at 2% and 4% respectively, and overall recurring revenue hit the 80% mark this first quarter. Cloud-based bookings showed significant progress as well. NetSimplicity cloud bookings grew by 108% over the comparable quarter in 2010 while iEmployee cloud bookings increased by 27% over the same period.  Our goal is to continue to grow our recurring base of revenue in coming quarters, which will increase the predictability of our business. Although the focus on repetitive revenue adversely affects revenue recognition in the short term, we believe it is what this business needs to facilitate long term shareholder value and predictable profitability."

David Scoglio, Asure's Chief Financial Officer, added, "Our balance sheet continues to improve. Due to EBITDA of $0.2M and a focus on working capital improvement, we posted a 29% improvement in cash, which was up $0.3M to $1.375 M this quarter. Other improvements included a 26% growth in deferred revenue over the comparable quarter in 2010; and an increase in our quick ratio to 0.9 from 0.8 compared to Q4 2010."

For the rest of 2011, we are committed to continue to focus on these Key Performance Indicators, drive repetitive revenue and tactically invest in the future of Asure. As we move forward, we are providing the below table of earnings and EBITDA estimates for the remainder of 2011.

	Q1 '11	Q2 '11			Q3 '11			Q4 '11			Full Year 2011
Net Earnings/(Loss) Per Share	($0.02)	($0.04)	--	($0.02)	($0.01)	--	$0.02	$0.01	--	$0.04	($0.06)	--	$0.02
EBITDA Gain ($000s)	$211	$140	--	$200	$210	--	$310	$290	--	$410	$851	--	$1,131

Mr. Goepel, in closing, remarked: "Asure is continuing to build on our cloud-based offerings, recurring revenue growth has been positive, and revenue retention is improving. We are looking to complement organic growth with accretive acquisitions to enhance shareholder value. Asure is well on its way to continued improvements and the metrics shared today are a reflection of the progress made over the past 18 months."

Conference Call Details

Asure will follow this announcement with a conference call for the investment community on Wednesday, May 11, 2011, at 11:00 am EDT, (10 a.m. CDT) to further discuss the quarter and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and David Scoglio, Chief Financial Officer. To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544. The pass code for all callers is 64578470.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/.

About Asure

Headquartered in Austin, Texas, Asure Software (ASUR) empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of global cloud based workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs, W2 documentation, and room scheduling solutions focused on meeting rooms, equipment and other shared resources. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8565

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures: EBITDA

This press release includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses this non-GAAP measure to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See "Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)" table included in this press release for further information regarding these non-GAAP financial measures. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings, EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)
$000s	Q1 '11	Q1 '10	Inc/Dec
Net Gain/(Loss)	(60)	(188)	128
Interest	10	21	(11)
Tax	9	15	(6)
Depreciation	43	71	(28)
Amortization	194	194	0
Stock Compensation	15	15	0
EBITDA	211	128	83

Reconciliation of GAAP Net Earnings to Net Earnings Excluding 1-Time Items
$000s	Q1 '11	Q1 '10	Inc/Dec
Net Gain/(Loss)	(60)	(188)	128
Former Headquarters Lease		67	(67)
Other 1-Time Items (net)	56	(23)	89
Net Gain/(Loss) Excl. 1-Time Items	(4)	(144)	140

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and equivalents	$ 1,375	$ 1,070
Accounts receivable, net of allowance for doubtful accounts of $47and $46 at March 31, 2011 and December 31, 2010 respectively
Notes receivable	63	62
Inventory	23	25
Prepaid expenses and other current assets	257	255
Total Current Assets	2,749	2,651

Notes receivable	60	60
Property and equipment, net	246	281
Intangible assets, net	2,649	2,844
Total Assets	$ 5,704	$ 5,836

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 466	$ 560
Accrued compensation and benefits	28	95

Other accrued liabilities	356	361
Deferred revenue	2,046	1,955
Total Current Liabilities	2,896	2,971

Long-term deferred revenue	103	116

Other long-term obligations	14	25
Total Liabilities	3,013	3,112

Stockholders' Equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 6,500 shares authorized; 3,341 and 3,341 shares issued; 3,085 and 3,128 shares outstanding at March 31, 2011 and December 31, 2010, respectively
Treasury stock at cost, 256 shares at March 31, 2011 and December 31, 2010	(5,017)	(5,017)
Additional paid-in capital	270,992	270,978
Accumulated deficit	(263,601)	(263,541)
Accumulated other comprehensive loss	(17)	(30)
Total Stockholders' Equity	2,691	2,724
Total Liabilities and Stockholders' Equity	$ 5,704	$ 5,836
The accompanying notes are an integral part of these condensed consolidated financial statements.

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)
	FOR THE
	THREE MONTHS ENDED
	MARCH 31,
	2011	2010
Revenues	$ 2,357	$ 2,460
Cost of Sales	(440)	(638)
Gross Margin	1,917	1,822

Operating Expenses:
Selling, general and administrative	1,401	1,441
Research and development	391	342
Amortization of intangible assets	149	149
Total Operating Expenses	1,941	1,932

Loss From Operations	(24)	(110)

Other Income (Expenses):
Interest income	2	1
Foreign currency translation loss	(21)	(43)
Interest expense and other	(8)	(21)

Total Other Expense	(27)	(63)

Loss From Operations Before Income Taxes	(51)	(173)
Income Tax Expense	(9)	(15)
Net Loss	$ (60)	$ (188)

Basic And Diluted Loss Per Share	$ (0.02)	$ (0.06)

Shares Used In Computing Basic And Diluted Loss Per Share	3,085	3,095

The accompanying notes are an integral part of these condensed consolidated financial statements.
CONTACT:  Dave Scoglio
          512-437-2732